FOR IMMEDIATE RELEASE

Indigenous Roots Corp. Announces Board and Management Changes

Kelowna, British Columbia – April 5, 2018 – Indigenous Roots Corp. (OTC Pink: IRCC) (the "Company") is pleased to announced the appointment of Mr. Robert Louie, Mr. Ronald Cannon, Mr. Donald Schultz and Mr. Darryl Deadmarsh to the Board of Directors of the Company. In addition, Michael Matvieshen, Chief Executive Officer is now Co-Chairman and President and Mr. Robert Louie now Chairman of the Company.

On April 4, 2018, Robert Kay resigned as President and as a Director of our Company.  Mr. Kay's resignation per his letter was not the result of any disagreement with the company.

On April 4, 2018, Michael Matvieshen CEO and Director, was appointed President and Co-Chairman.

On March 31, 2018, Robert Louie, Ronald Cannon, and Donald P Schultz were appointed Directors and on April 4, 2018 Darryl Deadmarsh was also appointed as a Director of the company. In addition, Robert Louie was appointed Chairman.

Robert Louie, LL.B, OC, Hon. Dr. LL.B is the former Chief (24 years) of the Westbank First Nation (which is a Self-Governing Nation), and has served on numerous Boards, Companies and Special Appointments with Government and private industry for over 30 years.  He has extensive experience in real estate development and has focused primarily on working with First Nations on land and governance matters throughout Canada.

Mr. Louie is the Chairman of the First Nation Lands Advisory Board (28 years) and has been instrumental in getting First Nations into incremental self-governance. Robert is also the Chairman/Director of Peace Hills Trust, which is the largest aboriginal financial institution in Canada. Robert is the Indigenous advisor representing First Nations in Canada on the World Indigenous Business Forum and networks with other World leaders promoting Indigenous economic development and world trade.

Mr. Cannon was elected as Member of Parliament of Canada from 2006-15. He is only 1 of 3 Member of Parliament not in cabinet to serve on the Treasury Board Sub-Committee on Government Administration and as such he became entitled to the title "Honorable" as a life time member of the Queen’s Privy Council for Canada.

Mr. Cannan served a total of 9 years on Kelowna City Council. During this time, he also served as a Director for the Central Okanagan Regional District/Hospital District Board, 5 years on the executive of the Okanagan Mainline Municipal Association executive (including two years as President) plus two years as Director on the Union of BC Municipalities Executive.

Mr. Donald Schultz has been a consultant on the application and operational team for various licensed ACMPR’s. He was the founder and President as well as Senior Responsible person in charge for WeGrow, a Licensed ACMRP Cannabis producer in Creston BC.

Donald has also been through all facets of licensing and inspection for the previous MMPR cannabis production and has a complete understanding of the cannabis licensing process and an in depth understanding of Health Canada production requirements. Donald is the CEO of Greenline Academy located in Kelowna B.C. which provides in depth training of employees in all aspects of Cannabis licensing, production and sales.

Donald is a graduate of the University of Colorado’s Medical Marijuana Business Management program, and is Master Cultivator and Medicine Extractor. He started Greenline Academy to educate people in the medical marijuana industry across Canada, which has led to a highly successful on-line education system. He has been consulting in commercial and medical licensing, cannabis education and is familiar with all aspects of the Cannabis industry.

Mr. Darryl Deadmarsh is a licensed pharmacist with the British Columbia College of Pharmacists and is a member of the British Columbia Pharmacy Association. He has over 20years experience in all aspects of the retail pharmacy industry and currently owns a pharmacy business in Kelowna, British Columbia.

The Company also announces the resignation of Robert Kay as a Director and as President of the Company, effective immediately.

The Board would like to thank Mr. Kay for his contributions to the Company and wish him well in his future endeavors.

ON BEHALF OF THE BOARD OF DIRECTORS

/s/ "Michael Matvieshen"

CEO and Director

Investor Contact:

Michael Matvieshen, Director

778-476-8302

michael@indigenousbloom.com

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Additional Information:

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the amount and use of proceeds the Company expects to receive from the sale of the shares of common stock in the registered direct offering and the warrants and the closing of the transaction described in this press release, which is subject to customary conditions. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "should," "expect," "anticipate," "estimate," "continue," or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking Statements" and "Risk Factors" in the Company's Annual Report on Form 10-K, dated August 31, 2017 and the most recent Quarterly Report on Form 10-Q, dated November 30, 2017. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.